EXHIBIT 5.1
OPINION OF RONALD A. WOESSNER, ESQ.
[ZIX CORPORATION LETTERHEAD]
April 20, 2006
Zix Corporation
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
Ladies and Gentlemen:
     I have acted as General Counsel to Zix Corporation, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale of 16,086,600 shares (the “Shares”) of the Company’s common stock, $.01 par value per share. Included in the Shares are 6,156,600 shares potentially issuable upon the exercise of warrants issued to the selling shareholders. The Shares are being registered pursuant to a Registration Statement on Form S-3 filed on the date hereof by the Company with the Securities and Exchange Commission (the “Registration Statement”).
     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such other certifications of public officials, corporate agents and officers of the Company, and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.
     Based on the foregoing, I am of the opinion that (i) with respect to Shares that have been issued by the Company, such Shares are validly issued, fully paid and nonassessable and (ii) with respect to Shares that are potentially issuable upon the exercise of warrants issued to the selling shareholders, if and when issued against payment therefore as contemplated by the warrants, such Shares will be validly issued, fully paid and nonassessable upon issuance.
     I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ronald A. Woessner

Ronald A. Woessner
Senior Vice President, General Counsel
and Secretary for Zix Corporation